Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relation Contact:
Karen VanDerBosch	LHA
COO and CFO	Harriet Fried
MakeMusic, Inc.	(212) 838-3777
(952) 906-3690	hfried@lhai.com
kvanderbosch@makemusic.com

MAKEMUSIC CONFIRMS RECEIPT OF PROPOSAL

FROM LAUNCHEQUITY PARTNERS, LLC

Minneapolis, MN – July 16, 2012 – MakeMusic, Inc. (NASDAQ: MMUS) confirms that it received, on July 15, 2012, a proposal from LaunchEquity Partners, LLC (“LaunchEquity”) to acquire the operating assets of MakeMusic, excluding cash, and assume the related liabilities of MakeMusic, free and clear of all liens and encumbrances, for $13.5 million. LaunchEquity’s proposal contemplates that MakeMusic would adopt a plan of liquidation, which would include a distribution of MakeMusic’s then available cash to existing shareholders. LaunchEquity and certain of its affiliates currently collectively own approximately 27.7% of MakeMusic’s outstanding common stock, according to the latest filings by LaunchEquity and its affiliates with the Securities and Exchange Commission.

Consistent with its fiduciary duties, MakeMusic’s Board of Directors has appointed a Special Committee of independent, disinterested directors to review and consider the proposal, in consultation with financial and legal advisors, and determine the course of action that it believes is in the best interests of MakeMusic and its shareholders. The Board has authorized the Special Committee to consider the full range of available strategic alternatives including, but not limited to, continuing as an independent, public company with MakeMusic’s current growth plans.

MakeMusic’s shareholders are advised that no offer or solicitation has been made to them at this time. There can be no assurance that the consideration of the proposal or the exploration of other strategic alternatives will result in any transaction. MakeMusic does not intend to disclose developments regarding its exploration of the current proposal or other strategic alternatives unless and until a transaction has been approved or final decision to discontinue all such exploration and continue as an independent, public company has been made.

About MakeMusic, Inc.

MakeMusic®, Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® education software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. The SmartMusic Inbox™, an Android™ and Apple® mobile application, provides additional access for teachers to review, grade and comment on student assignments. MusicXML™ is an Internet-friendly way to publish musical scores, enabling musicians to distribute interactive sheet music online and to use sheet music files with a wide variety of musical applications. Garritan™ sound libraries provide musicians with state-of-the-art virtual instruments with the playback quality of a live performance. Additional information about this Minnesota company can be found at www.makemusic.com.